Exhibit 99.1

Voya Financial Announces First-Quarter 2018 Results

•	First-quarter 2018 net income available to common shareholders of $2.50 per diluted share

•	First-quarter 2018 adjusted operating earnings[1] of $0.77 per diluted share, after-tax, reflecting:

◦	$(0.31) per diluted share, after-tax, of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking, and

◦	$0.05 per diluted share, after-tax and DAC/VOBA, of prepayment fees and alternative investment income above the company’s long-term expectations.

•	Business segment highlights:

◦	Retirement total deposits of $4.5 billion; full-service Corporate market net flows of $271 million; adjusted operating earnings of $109 million

◦	Investment Management sourced net flows of $56 million; adjusted operating margin excluding investment capital results[1] of 28.6%

◦	Employee Benefits in-force premium growth driven by Group Life and Voluntary; loss ratios of 79.3% for Group Life, 80.2% for Stop Loss

•	Total assets under management and administration of $541 billion

•	Adjusted debt-to-capital ratio, excluding accumulated other comprehensive income (AOCI), of 28.1%[1]

•	Estimated combined risk-based capital ratio of 463%[2]

•	Excess capital of $548 million[2]

NEW YORK, May 1, 2018 — Voya Financial, Inc. (NYSE: VOYA) announced today first-quarter 2018 net income available to common shareholders of $446 million, or $2.50 per diluted share, compared with a first-quarter 2017 net loss available to common shareholders of $143 million, or $0.74 per diluted share. The improvement largely reflects a first-quarter 2018 $449 million after-tax favorable adjustment to the estimated loss on the company's previously announced transaction to sell the majority of its variable and fixed annuities business. Voya is required to remeasure the estimated fair value and loss on sale at the end of each quarter until closing.

First quarter 2018 adjusted operating earnings1 were $137 million, or $0.77 per diluted share, after-tax, up from $99 million, or $0.51 per diluted share, after-tax, in the first quarter of 2017. The increase was largely driven by higher fee-based margins in Retirement and Investment Management and a higher underwriting gain in Employee Benefits. This was partially offset by higher negative DAC/VOBA and other intangibles unlocking driven by unfavorable mortality experience on interest-sensitive products in Individual Life and changes in guaranteed minimum interest rate ("GMIR") provisions for certain retirement plan contracts. While the adjustments in GMIR provisions create negative DAC/VOBA and other intangibles unlocking, these changes reduce the company's interest rate exposure on new deposits and transfers for certain retirement plan contracts with fixed investment options.

“We delivered strong results in the first quarter, as demonstrated by the 51% year-over-year increase in adjusted operating earnings per share that we achieved,” said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. “Our results reflect solid sales performance across our businesses as we continued to execute on our growth plans for 2018. In addition, we made strong progress this quarter toward completing our previously announced transaction to sell the majority of our variable and fixed annuities business. We remain on schedule to complete the transaction sometime during the second or third quarter as we continue to transform to a company that is positioned for accelerated growth, greater efficiency and better equipped to meet our customers’ needs.

“We concluded the quarter with $548 million in excess capital. In line with our commitment to effectively use our excess capital to repurchase shares, we have already begun additional buybacks that will enable us to deliver on our commitment to repurchase $1 billion in Voya shares by June 30.

"Looking ahead, we will continue to execute on our priorities for 2018, including advancing our plans to increase profitable growth in our high-return businesses, grow adjusted operating earnings per share and best position Voya to achieve its vision to be America's Retirement Company,” added Martin.

FIRST QUARTER 2018 SUMMARY

	For the three months ended
	March 31, 2018		March 31, 2017
	($ in millions)	(per share)	($ in millions)	(per share)
Net income (loss) available to common shareholders	$446	$2.50	$(143)	$(0.74)
Adjusted operating earnings, after-tax	$137	$0.77	$99	$0.51
Book value		$54.65		$67.88
Book value, excluding AOCI [1]		$45.84		$56.76
Weighted avg common shares outstanding (in millions):
Basic	172		192
Diluted	178		195

BUSINESS SEGMENT DISCUSSIONS
The following discussions compare the first quarter of 2018 with the first quarter of 2017, unless otherwise noted. All figures are presented before income taxes.

Retirement
Retirement adjusted operating earnings were $109 million compared with $148 million. First-quarter 2018 results reflect $41 million of negative DAC/VOBA and other intangibles unlocking primarily due to the previously mentioned impact of changes in terms related to GMIR provisions, which reduce the company's interest rate exposure on new deposits and transfers for certain retirement plan contracts with fixed investment options. Conversely, the first quarter of 2017 benefited from $13 million of positive DAC/VOBA and other intangibles unlocking.

During the first quarter of 2018, results from certain investment-only products were moved from Corporate to the Retirement segment.

Key earnings drivers included:

•	Investment spread revenues

◦	Prepayment fee and alternative investment income was, in aggregate, $3 million above long-term expectations (before the effect of income taxes and DAC).

◦	Excluding alternative investment income and prepayment fees, investment spread revenues declined slightly.

•	Fee-based revenues net of asset-based commissions increased due to higher average AUM, business growth and the benefit of higher fees from investment-only products.

•
Expenses increased primarily as a result of the movement of investment-only products from Corporate to Retirement; separately, strategic investment spending that was reallocated from Corporate to Retirement was largely offset by continued expense management in the business.

Retirement net outflows were $362 million, compared with net outflows of $476 million in the fourth quarter of 2017 and net inflows of $611 million in the first quarter of 2017. Net flows vary in size and timing, sometimes substantially, from one quarter to the next.

Retirement AUM was $144 billion, up from $138 billion as of December 31, 2017 largely due to the transfer of investment-only products to Retirement. Retirement AUM was $126 billion as of March 31, 2017.

Investment Management
Investment Management adjusted operating earnings were $61 million compared with $49 million.

Key earnings drivers included:

•	Fee-based revenues increased $12 million due to higher fees from higher average AUM.

•	Investment capital revenues increased $2 million, and were $5 million higher than long-term expectations (before the effect of income taxes).

•	Expenses increased $2 million primarily due to higher volume expenses associated with higher revenue.

Investment Management Net Flows
($ in billions)	1Q 2018	4Q 2017	1Q 2017
Investment Management Sourced	$0.1	$ 0.8	$ 0.6
Affiliate Sourced	(0.5)	(0.5)	(0.3)
Variable Annuities	(0.7)	(1.4)	(1.4)
Total	$(1.2)	$ (1.1)	$ (1.2)

During the first quarter of 2018, Investment Management sourced net inflows were driven by institutional net flows, including flows from alternative asset classes.

Third-party sales (which exclude general account assets of Voya Financial’s insurance company subsidiaries) were $4.7 billion, compared with $5.1 billion in the fourth quarter of 2017 and $5.0 billion in the first quarter of 2017. Third-party AUM totaled $141 billion as of March 31, 2018, down from $142 billion as of Dec. 31, 2017, and up from $131 billion as of March 31, 2017.

Employee Benefits
Employee Benefits adjusted operating earnings were $32 million compared with $11 million. First-quarter 2018 and 2017 results both reflected $1 million of negative DAC/VOBA and other intangibles unlocking.

Key earnings drivers included:

•	Investment spread revenues

◦	Prepayment fee and alternative investment income were, in aggregate, $1 million above long-term expectations.

◦	Excluding alternative investment income and prepayment fees, investment spread revenues were flat.

•	Underwriting results improved primarily due to higher volumes in Group Life and Voluntary.

•	Expenses were flat as higher volume expenses were offset by continued expense management.

The loss ratio for Group Life was 79.3%, compared with 83.2% in the first quarter of 2017. The loss ratio for Stop Loss was 80.2%, compared with 81.0% in the first quarter of 2017. The company typically expects an annual loss ratio for Stop Loss and Group Life between 77-80%.

Total Employee Benefits in-force premiums increased slightly. Sales were $304 million, down from $341 million given the company's focus on maintaining pricing discipline.

Individual Life
Individual Life adjusted operating earnings were $17 million compared with $32 million. First-quarter 2018 results reflect $21 million of higher negative DAC/VOBA and other intangibles unlocking driven by unfavorable mortality experience on interest-sensitive products.

Key earnings drivers included:

•	Investment spread revenues

◦	Prepayment fee and alternative investment income were, in aggregate, $1 million above long-term expectations.

◦	Excluding alternative investment income and prepayment fees, investment spread revenues increased slightly.

•
Underwriting results (including DAC/VOBA and other intangibles amortization) were lower as unfavorable mortality due to higher severity and frequency was partially offset by favorable intangibles amortization.

•	Expenses were flat as strategic investment spending that was reallocated from Corporate to Individual Life was more than offset by continued expense management in the business.

Total Individual Life sales, which primarily consist of indexed life insurance, were $17 million, down from $25 million. First-quarter 2017 results reflected sales of more capital intensive products, which have since been discontinued.

Corporate
Corporate adjusted operating losses were $56 million, compared with losses of $95 million. The improvement was largely due to higher earnings from legacy annuities, which are those that are not included in the transaction to sell the majority of the company's variable and fixed annuities business. First-quarter 2018 results in Corporate also benefited from the reallocation of strategic investment spending into the business segments. In addition, results in the first quarter of 2017 were also negatively impacted by a loss in a closed block of business and implementation expenses in preparation for the Department of Labor fiduciary rule.

Share Repurchases
In the first quarter of 2018, Voya completed the accelerated share repurchase (“ASR”) agreement entered into with a third-party during the fourth quarter of 2017 to repurchase an aggregate of $500 million of Voya’s common stock. Under this agreement, approximately 10 million shares of common stock were repurchased. This includes the 8 million shares that were received by Voya in 4Q 2017 as part of the ASR agreement.

Voya had $1 billion remaining under its share repurchase authorization as of March 31, 2018.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wednesday, May 2, 2018, at 10 a.m. ET, to discuss the company’s first-quarter 2018 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on May 2, 2018.

Media Contact:                    Investor Contacts:
Christopher Breslin                    Michael Katz        Billy Cheung
212-309-8941                        212-309-8999        212-309-8984
Christopher.Breslin@voya.com            IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings - to get ready to retire better. Serving the financial needs of approximately 14.7 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.6 billion in revenue in 2017. The company had $541 billion in total assets under management and administration as of March 31, 2018. With a clear mission to make a secure financial future possible - one person, one family, one institution at a time - Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2018 World’s Most Ethical Companies® by the Ethisphere Institute, one of the 2018 World’s Most Admired Companies by Fortune magazine and one of the Top Green Companies in the U.S. by Newsweek magazine. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
Adjusted operating earnings before income taxes is a measure used to evaluate segment performance. We believe that adjusted operating earnings before income taxes provides a meaningful measure of Voya's business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors. We use the same accounting policies and procedures to measure segment adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as the comparable U.S. GAAP measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:

•
Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option ("FVO") unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•
Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•
Income (loss) related to businesses exited through reinsurance or divestment that do not qualify as discontinued operations, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity; these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited, and more closely aligns Adjusted operating earnings before income taxes with how we manage our segments;

•
Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in consolidated entities. Income (loss) attributable to noncontrolling interest represents such shareholders' interests in the gains and (losses) of those entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•
Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•
Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•
Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

•
Other items not indicative of normal operations or performance of our segments or may be related to infrequent events including capital or organizational restructurings including certain costs related to debt and equity offerings as well as stock and/or cash based deal contingent awards; expenses associated with the rebranding of Voya Financial, Inc.; severance and other third-party expenses associated with the 2016 Restructuring. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments. Additionally, with respect to restructuring, these costs represent changes in operations rather than investments in the future capabilities of our operating businesses.

Adjusted operating earnings before income taxes for Corporate in the prior period includes Net investment gains (losses) and Net guaranteed benefit hedging gains (losses) associated with the retained CBVA and annuities businesses that are not components of discontinued operations. These retained amounts are insignificant and do not distort the ability to make a meaningful evaluation of the trends of Corporate activities.

Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions) is excluded from the results of operations from adjusted operating earnings before income taxes. When we present the adjustments to income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to adjusted operating earnings before income taxes is income (loss) from continuing operations before income taxes. For a reconciliation of income (loss) from continuing operations before income taxes to adjusted operating earnings before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

Adjusted operating earnings - excluding unlocking is also a non-GAAP financial measure. This measure excludes from adjusted operating earnings before income taxes the following items:

•	DAC/VOBA and other intangibles unlocking; and

•
The net gains included in adjusted operating earnings from a distribution of cash and securities in conjunction with a Lehman Brothers bankruptcy settlement ("Lehman Recovery"), and losses as a result of the decision to dispose of certain Low Income Housing Tax Credit partnerships ("LIHTC") as a mean of exiting this asset class. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The net gain from the Lehman Recovery and loss from the disposition of LIHTC partnerships affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

In addition to net income (loss) per share, we report adjusted operating earnings per share (diluted) because we believe that adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per share including accumulated other comprehensive income (AOCI), we also report book value per share excluding AOCI and shareholders' equity excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI and shareholders' equity excluding AOCI provide a measure consistent with that view. The adjusted debt to capital calculation excludes AOCI and includes a 25% equity treatment afforded to subordinated debt.

In our Investment Management business, adjusted operating margin excluding Investment Capital results is reported because results from Investment Capital can be volatile and excluding the effect of this item can improve period-to-period comparability.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We also analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:

•
Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration ("AUA"), and transaction based recordkeeping fees.

•
Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•
For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking see Management’s Discussion and Analysis of Financial Condition and Results of Operations - Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles in our Annual Report on Form 10-K for the twelve-month period ended Dec. 31, 2017, which the company filed with the Securities and Exchange Commission on Feb. 23, 2018 and in our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2018, which the company expects to file with the Securities and Exchange Commission on or before May 10, 2018.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, including those affecting reserve requirements for variable annuity policies and the use of and possible application of NAIC accreditation standards to captive reinsurance entities, those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the U.S. Department of Labor’s final rules and exemptions pertaining to the fiduciary status of providers of investment advice, or any amendments thereto, (x) changes in the policies of governments and/or regulatory authorities, and (xi) our ability to successfully complete the transaction entered into on Dec. 20, 2017. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition - Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2017, which the company filed with the Securities and Exchange Commission on Feb. 23, 2018 and in our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2018, which the company expects to file with the Securities and Exchange Commission on or before May 10, 2018.

VOYA-IR

# # #

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings - Quarter-to-Date
	Three Months Ended
(in millions USD)	3/31/2018	3/31/2017

Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$446	$(143)
Less: Net income (loss) attributable to noncontrolling interest	—	1
Net Income (loss)	446	(142)
Less: Income from Discontinued Operations, net of tax	429	(162)
Net Income (loss) from continuing operations	17	20
Less: Adjustments to adjusted operating earnings
Net Investment gains (losses) and related charges and adjustments	(61)	(20)
Other adjustments (2)	(81)	(12)
Total Adjustments to adjusted operating earnings before tax effect	(142)	(32)
Income taxes on adjustments to adjusted operating earnings (1)	30	11
Total Adjustments to adjusted operating earnings, after tax(1)	(112)	(21)
Less: Difference between actual tax (expense) benefit and assumed tax rate	(8)	(58)
Adjusted Operating earnings, after-tax (1)	137	99
Less: Income taxes (1)	(26)	(46)
Adjusted operating earnings before income taxes	$163	$145

Reconciliation of Net Income per Share to Adjusted Operating Earnings per Share
	Three Months Ended
(in USD per diluted share)	3/31/2018	3/31/2017

Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$2.50	$(0.74)
Less: Net income (loss) attributable to noncontrolling interest	—
Less: Income from Discontinued Operations, net of tax	2.40	(0.83)
Net Income (loss) from continuing operations	0.10	0.09
Less: Net Investment gains (losses) and related charges and adjustments, after-tax	(0.27)	(0.07)
Less: Other adjustments, after-tax (2)	(0.36)	(0.05)
Less: Effect of assumed tax rate vs. actual tax rate	(0.04)	(0.30)
Less: Adjustment due to antidilutive effect of net loss in the current period	—	—
Adjusted Operating earnings, after-tax (1)	$0.77	$0.51

Reconciliation of Fully Diluted Weighted Average Shares to Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended
	3/31/2018	3/31/2017

Fully Diluted weighted average shares outstanding	178	195
Dilutive effect of the exercise or issuance of stock based awards	—	—
Weighted average common shares outstanding - diluted (adjusted operating)	178	195

(1) Voya Financial assumes a 32% tax rate on adjusted operating earnings and all components of adjusted operating earnings described as "after tax" for 2017. For 2018, The Adjusted operating effective tax rate is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, less estimated taxes on non-operating items assuming a 21% corporate tax rate. A 35% tax rate is applied to all non-operating items in 2017 and 21% in 2018. The 32% tax rate for 2017 adjusted operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company's Retirement, Investment Management, Employee Benefits and Individual Life segments.
(2) “Other adjustments” consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; income (loss) attributable to non-controlling interests; immediate recognition of net actuarial gains (losses) related to pension and other post-retirement benefit obligations and gains (losses) from plan amendments and curtailments; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

Reconciliation of Book Value per Share to Book Value per Share excluding AOCI
	As of March 31, 2018	As of March 31, 2017
Book value per share, including AOCI	$54.65	$67.88
Per share impact of AOCI	(8.81)	(11.12)
Book value per share, excluding AOCI	$45.84	$56.76

Reconciliation of Investment Management Adjusted Operating Margin to Adjusted Operating Margin Excluding Investment Capital
	Three Months Ended
(in millions USD, unless otherwise indicated)	3/31/2018	12/31/2017	3/31/2017

Adjusted Operating revenues	$185	$185	$171
Adjusted operating expenses	(124)	(125)	(122)
Adjusted operating earnings before income taxes	$61	$60	$49
Adjusted operating margin	32.9%	32.3%	28.8%

Adjusted Operating revenues	$185	$185	$171
Less:
Investment Capital Results	11	8	9
Adjusted operating revenues excluding Investment Capital	174	177	163
Adjusted operating expenses	(124)	(125)	(122)
Adjusted operating earnings excluding Investment Capital	$50	$52	$41
Adjusted operating margin excluding Investment Capital	28.6%	29.3%	25.0%